As filed with the Securities and Exchange Commission on September 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Donnelley Financial Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4829638
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

35 West Wacker Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan

Donnelley Financial Nonqualified Deferred Compensation Plan

(Full Title of the plan)

Jennifer B. Reiners

Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

(312) 326-8000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Robert W. Downes, Esq. Audra D. Cohen, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	John P. Kelsh, Esq. Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 (312) 853-7097

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	3,500,000 shares	$25.28	$88,480,000	$8,909.94
Deferred compensation obligations(3)	$15,000,000	100%	$15,000,000	$1,510.50

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the 2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of common stock issuable pursuant to awards granted under the Plan.
(2)	Estimated on the basis of $25.28 per share, the average of the high and low sales prices of Donnelley Financial Solutions, Inc. Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on September 28, 2016 pursuant to Rule 457(c) and (h) of the Securities Act.
(3)	The Deferred Compensation Obligations are unsecured obligations of Donnelley Financial Solutions, Inc. to pay deferred compensation in the future in accordance with the terms of the Donnelley Financial Nonqualified Deferred Compensation Plan. Deferred compensation will be paid in cash.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	This registration statement relates to securities of Donnelley Financial Solutions, Inc. (the “Company”) to be offered pursuant to the Company’s 2016 Performance Incentive Plan and deferred compensation obligations being deferred under the Company’s Nonqualified Deferred Compensation Plan. Information required by Part I to be contained in the Section 10(a) prospectus related to such plans is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) are deemed incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated below, being hereinafter referred to as “Incorporated Documents”):

(1) The Company’s Registration Statement on Form 10-12B (File No. 001-337728) filed on March 31, 2016, as amended through September 16, 2016, including the description of the Registrant’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such description.

(2) The Company’s periodic report on Form 8-K filed on September 23, 2016.

All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein to be a part hereof from the date of filing of such documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The $15,000,000 of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the Donnelley Financial Nonqualified Deferred Compensation Plan (the “Plan”).

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company has established a trust to hold assets contributed under the Plan. However, these assets remain general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan. The Plan provides the investment of each participant’s deferral account in such investments as the participant may have elected from among various investment options in each Plan year. Currently, a participant’s deferral account is indexed to the investment elections made by such participant in accordance with the Plan. The Obligations are bookkeeping accounts, the returns on which are measured by the performance of certain investment vehicles. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations. All deferral accounts together with earnings thereon will be payable upon the termination of the deferral period, retirement, death, disability or termination of employment in a single lump sum or in installments in accordance with the terms of the Plan.

The Company reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock and the Obligations registered hereby has been passed upon by Sidley Austin LLP. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Company’s Amended and Restated By-laws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act. The Company also entered into indemnification agreements with each of our directors and executive officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that the Company will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any reasonable expense, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this registration statement are listed below and also on the accompanying Exhibit Index.

Exhibits	Description

4.1	Registrant’s Form of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 10-12B/A (file No. 001-337728) filed on August 8, 2016)

4.2	Registrant’s Form of Amended By-Laws (incorporated herein by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form 10-12B/A (file No. 001-337728) filed on August 8, 2016)

5.1	Opinion of Sidley Austin LLP

10.1	Registrant’s Form of 2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan

10.2	Registrant’s Form of Donnelley Financial Nonqualified Deferred Compensation Plan

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page hereto)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 30, 2016.

DONNELLEY FINANCIAL SOLUTIONS, INC.

By:	/s/ Suzanne S. Bettman
Name:	Suzanne S. Bettman
Title:	President

Each person whose signature appears below hereby severally and individually constitutes and appoints Daniel N. Leib and Jennifer B. Reiners, and both of them severally, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on September 30, 2016 by the following persons in the respective capacities indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on September 30, 2016.

Signature	Capacity

/s/ Daniel N. Leib	Chief Executive Officer, Director (Principal Executive Officer)
Daniel N. Leib

/s/ Andrew B. Coxhead	Secretary/Treasurer (Principal Financial and Accounting Officer)
Andrew B. Coxhead

/s/ Thomas J. Quinlan, III	Director
Thomas J. Quinlan, III

/s/ Suzanne S. Bettman	President and Director
Suzanne S. Bettman

/s/ Oliver R. Sockwell	Director
Oliver R. Sockwell

EXHIBIT INDEX

Exhibits listed below that have been previously filed with the Commission are incorporated herein by reference with the same effect as if filed with this registration statement.

Exhibits	Description

4.1	Registrant’s Form of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 10-12B/A (file No. 001-337728) filed on August 8, 2016)

4.2	Registrant’s Form of Amended By-Laws (incorporated herein by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form 10-12B/A (file No. 001-337728) filed on August 8, 2016)

5.1	Opinion of Sidley Austin LLP

10.1	Registrant’s Form of 2016 Donnelley Financial Solutions, Inc. Performance Incentive Plan

10.2	Registrant’s Form of Donnelley Financial Nonqualified Deferred Compensation Plan

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page hereto)